DORSEY & WHITNEY LLP
                             PILLSBURY CENTER SOUTH
                             220 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-1498
                            TELEPHONE: (612)340-2600
                               FAX: (612)340-2868

                                November 8, 1996



Voyageur Mutual Funds, Inc.
90 South Seventh Street
Suite 4400
Minneapolis, MN 55402

Great Hall Investment Funds, Inc.
60 South Sixth Street
Minneapolis, MN 55402

Ladies and Gentlemen:

     We have acted as counsel to Voyageur Mutual Funds, Inc. ("Voyageur Funds") in connection with the proposed acquisition of all or substantially all of the assets and certain stated and identified liabilities of Great Hall National Tax-Exempt Fund ("Great Hall Fund"), a separately managed series of Great Hall Investment Funds, Inc. ("Great Hall Funds"), by Voyageur National High Yield Municipal Bond Fund ("Voyageur Fund"), a separately managed series of Voyageur Funds, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 1996, by and between Voyageur Funds and Great Hall Funds (the "Plan").

     You have asked for our opinion concerning certain federal income tax consequences of the exchange of Voyageur Fund shares for Great Hall Fund assets and the distribution of such shares to Great Hall Fund shareholders upon liquidation of Great Hall Fund (the "Reorganization"). In this regard we have examined (1) the Plan, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus/Proxy Statement included therein) filed with the Securities and Exchange Commission on or about September 4, 1996, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus/Proxy Statement or the Plan, as the case may be.

     Pursuant to the Plan, the total number of Class A Voyageur Fund shares to be issued (including fractional shares, if any) in exchange for the assets and liabilities of Great Hall Fund shares will have an aggregate net asset value equal to the aggregate net asset value of Great Hall Fund's shares immediately prior to the Effective Time. Immediately after the Effective Time, Great Hall Fund will distribute to Great Hall Fund shareholders in a pro rata liquidation of Great Hall Fund (based upon the ratio that the number of Great Hall Fund shares owned by each Great Hall Fund shareholder immediately prior to the Effective Time bears to the total number of issued and outstanding Great Hall Fund shares immediately prior to the Effective Time) the full and fractional Voyageur Fund shares received by Great Hall Fund.

     The acquisition of all or substantially all of the assets and all of the identified and stated liabilities of Great Hall Fund by Voyageur Fund is being undertaken because the Board of Directors of Great Hall Funds has determined that the Reorganization will provide certain benefits to and is in the best interests of Great Hall Fund and its shareholders. In approving the Reorganization, the Board considered, among other things, the following factors:

     (i) EXPERIENCE OF VOYAGEUR ORGANIZATION. As of July 31, 1996, Voyageur Fund Managers, Inc. ("VFM"), which acts as the investment adviser to Voyageur Fund, served as the manager to six closed-end and 10 open-end funds (comprising 33 separate investment portfolios), administered numerous private accounts and managed approximately $11.5 billion in assets, including more than $2 billion in municipal bonds.

     (ii) EXPENSES IN CONNECTION WITH THE REORGANIZATION. No expenses incurred in connection with the Reorganization will be borne by Great Hall Fund, Voyageur Fund or their respective shareholders. The Voyageur Fund Shares to be received by Great Hall Fund Shareholders will not be subject to any front-end or deferred sales charges.

     (iii) ASSET LEVELS. Great Hall Fund has a relatively small asset base, which in the long term could limit the Fund's ability to control costs and to generate competitive returns. The Voyageur organization has a much more extensive and developed network of independent brokers and dealers through whom Voyageur Fund is distributed. The greater marketing abilities and coverage of the Voyageur organization may optimize the opportunities for growth and the attendant opportunities for increased portfolio management collectability and investment returns and for control over Fund expense levels.

     (iv) FEE AND EXPENSE LEVELS. VFM has agreed to voluntarily limit Voyageur Fund's Class A expense levels to not more than Great Hall Fund's current fee and expense level for the period through December 31, 1998.

     (v) EXCHANGE PRIVILEGES; SHAREHOLDER SERVICES. The Voyageur organization offers a comprehensive and competitive range of services to Fund shareholders, including among others, the ability to exchange Voyageur Fund shares for shares of most other mutual funds for which VFM serves as investment adviser at net asset value without the payment of a sales charge. In addition, most mutual funds managed by VFM offer additional purchase options to prospective shareholders through the availability of multiple classes of shares.

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Plan, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Voyageur Funds in a Certificate dated November 7, 1996, representations made by a greater than 5% shareholder of Great Hall Fund in a Certificate dated November 5, 1996, representations by Great Hall Fund in a Certificate dated November 7, 1996, representations by VFM in a Certificate dated November 7, 1996, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the transfer by Great Hall Fund of all or substantially all of its assets and certain stated and identified liabilities to Voyageur Fund in exchange for Voyageur Fund shares, followed by the distribution of Voyageur Fund shares to Great Hall Fund shareholders in exchange for all of their Great Hall Fund shares in complete liquidation of Great Hall Fund, all pursuant to the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that Great Hall Fund and Voyageur Fund will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

     On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is our opinion that:

     (i) The Great Hall Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Voyageur Fund shares. Great Hall Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of Great Hall Fund distributed by Great Hall Fund prior to the Effective Time of the Reorganization;

     (ii) The tax basis of Voyageur Fund shares received by each Great Hall Fund shareholder pursuant to the Reorganization will be equal to the tax basis of Great Hall Fund shares exchanged therefor;

    (iii) The holding period of Voyageur Fund shares received by each Great Hall Fund shareholder pursuant to the Reorganization will include the period during which the Great Hall Fund shareholder held Great Hall Fund shares exchanged therefor, provided that Great Hall Fund shares were held as a capital asset at the Effective Time;

     (iv) Great Hall Fund will recognize no income, gain or loss by reason of the Reorganization;

     (v) Voyageur Fund will recognize no income, gain or loss by reason of the Reorganization;

     (vi) The tax basis of the assets received by Voyageur Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of Great Hall Fund as of the Effective Time;

    (vii) The holding period of the assets received by Voyageur Fund pursuant to the Reorganization will include the period during which such assets were held by Great Hall Fund; and

   (viii) Voyageur Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of Great Hall Fund as of the Effective Time.

     We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information About the Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.


                                   Very truly yours,


                                   /s/Dorsey & Whitney